EXHIBIT 99.1

NewMarket Corporation Reports First Quarter 2021 Results
•Net Income of $69.7 Million and Earnings Per Share of $6.38
•Petroleum Additives Operating Profit of $94.1 Million
•Focus Remains on Investing in the Long-Term Success of the Company
Richmond, VA, April 21, 2021 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the first quarter of 2021.
Net income for the first quarter of 2021 was $69.7 million, or $6.38 per share, compared to net income of $85.5 million, or $7.67 per share, for the first quarter of 2020.
Sales for the petroleum additives segment for the first quarter of 2021 were $564.9 million, up 1.4% compared to the same period last year. Petroleum additives operating profit for the first quarter of 2021 was $94.1 million, a 17.2% decrease compared to record first quarter operating profit last year of $113.7 million. This decrease was due mainly to lower selling prices and higher conversion and raw material costs, partially offset by increased shipments. Shipments increased 2.6% between periods, with increases in lubricant additives shipments partially offset by decreases in fuel additives shipments. All regions except Europe contributed to the increase in lubricant additives shipments, and Asia Pacific was the only region reporting an increase in fuel additives shipments.
We are pleased with our petroleum additives operating results for the first quarter, but are mindful of the negative impact that our increasing raw material costs have on our operating margins. We will focus on margin improvement during 2021 to help ensure our operating margins remain at the historical ranges our shareholders have come to expect. Government restrictions on travel and work related to COVID-19 have had a negative effect on our business. The pace and stability of improvement in demand for our products will continue to depend heavily on economic recovery and the rate at which restrictions are lifted and remain lifted. We will continue to monitor the government restrictions as well as the status of vaccination programs that are being implemented globally. We expect successful vaccination efforts will help provide more stability in the global economy in 2021.
During the quarter we funded capital expenditures of $20.5 million, and paid dividends of $20.8 million. In March 2021, we issued $400 million 2.70% senior notes that are due in 2031. The proceeds will be used for the repayment of our $350 million 4.10% senior notes that are due in 2022 and for general corporate purposes.
We remain focused on the long-term success of our company, including emphasis on satisfying customer needs, generating solid operating results, and promoting the greatest long-term value for our shareholders, customers and employees. We believe the fundamentals of how we run our business – a long-term view, safety and people first culture, customer-focused solutions, technology-driven product offerings, and a world-class supply chain capability – will continue to be beneficial for all our stakeholders.

Sincerely,
Thomas E. Gottwald

The petroleum additives segment consists of the North America (the United States and Canada), Latin America (Mexico, Central America, and South America), Asia Pacific, and Europe/Middle East/Africa/India (Europe or EMEAI) regions.
The Company has disclosed the non-GAAP financial measure EBITDA and the related calculation in the schedules included with this earnings release. EBITDA is defined as income from continuing operations before the deduction of interest and financing expenses, income taxes, depreciation (on property, plant and equipment) and amortization (on intangibles and lease right-of-use assets). The Company believes that even though this item is not required by or presented in accordance with United States generally accepted accounting principles (GAAP), this additional measure enhances understanding of the Company’s performance and period to period comparability. The Company believes that this item should not be considered an alternative to net income determined under GAAP.
As a reminder, a conference call and Internet webcast is scheduled for 3:00 p.m. EDT on Thursday, April 22, 2021 to review first quarter results. You can access the conference call live by dialing 1-844-369-8770 (domestic) or 1-862-298-0840 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. A teleconference replay of the call will be available until April 29, 2021 at 3:00 p.m. EDT by dialing 1-877-481-4010 (domestic) or 1-919-882-2331 (international). The replay passcode number is 40638. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.webcaster4.com/Webcast/Page/2001/40638. A webcast replay will be available for 30 days.
NewMarket Corporation, through its subsidiaries Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated additive packages to market-general additives, the NewMarket family of companies provides the world with the technology to make engines run smoother, machines last longer, and fuels burn cleaner.
Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.
Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at production facilities, including single-sourced facilities; hazards common to chemical businesses; the ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; sudden or sharp raw material price increases; competition from other manufacturers; current and future governmental regulations; the gain or loss of significant customers; failure to attract and retain a highly-qualified workforce; an information technology system failure or security breach; the occurrence or threat of extraordinary events, including natural disasters; terrorist attacks and health-related epidemics such as the COVID-19 pandemic; risks related to operating outside of the United States; political, economic, and regulatory factors concerning our products; the impact of substantial indebtedness on our operational and financial flexibility; the impact of fluctuations in foreign exchange rates; resolution of environmental liabilities or legal proceedings; limitation of our insurance coverage; our inability to realize expected benefits from investment in our infrastructure or from recent or future acquisitions, or our inability to successfully integrate recent or future acquisitions into our business; the underperformance of our pension assets resulting in additional cash contributions to our pension plans; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A. “Risk Factors” of our 2020 Annual Report on Form 10-K, which is available to shareholders upon request.
You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

Brian D. Paliotti
Investor Relations
Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Three Months Ended March 31,
	2021	2020
Revenue:
Petroleum additives	$564,898	$557,372
All other	1,717	2,045
Total	$566,615	$559,417
Segment operating profit:
Petroleum additives	$94,071	$113,671
All other	(664)	335
Segment operating profit	93,407	114,006
Corporate unallocated expense	(4,312)	(4,231)
Interest and financing expenses	(6,343)	(7,104)
Other income (expense), net	6,618	7,407
Income before income tax expense	$89,370	$110,078
Net income	$69,712	$85,541
Earnings per share - basic and diluted	$6.38	$7.67

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Three Months Ended March 31,
	2021	2020
Net sales	$566,615	$559,417
Cost of goods sold	404,862	378,510
Gross profit	161,753	180,907
Selling, general, and administrative expenses	36,915	35,715
Research, development, and testing expenses	36,337	35,506
Operating profit	88,501	109,686
Interest and financing expenses, net	6,343	7,104
Other income (expense), net	7,212	7,496
Income before income tax expense	89,370	110,078
Income tax expense	19,658	24,537
Net income	$69,712	$85,541
Earnings per share - basic and diluted	$6.38	$7.67
Cash dividends declared per share	$1.90	$1.90

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share amounts, unaudited)

	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$522,405	$125,172
Trade and other accounts receivable, less allowance for credit losses	373,655	336,395
Inventories	414,737	401,031
Prepaid expenses and other current assets	41,670	35,480
Total current assets	1,352,467	898,078
Property, plant, and equipment, net	671,955	665,147
Intangibles (net of amortization) and goodwill	129,248	129,944
Prepaid pension cost	139,104	137,069
Operating lease right-of-use assets	65,307	61,329
Deferred charges and other assets	41,308	42,308
Total assets	$2,399,389	$1,933,875
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$218,211	$189,937
Accrued expenses	73,264	78,422
Dividends payable	18,612	15,184
Income taxes payable	5,949	3,760
Operating lease liabilities	14,307	13,410
Other current liabilities	5,510	11,742
Total current liabilities	335,853	312,455
Long-term debt	990,189	598,848
Operating lease liabilities - noncurrent	50,928	48,324
Other noncurrent liabilities	212,064	214,424
Total liabilities	1,589,034	1,174,051
Shareholders' equity:
Common stock and paid-in capital (with no par value; issued and outstanding shares - 10,928,154 at March 31, 2021 and 10,921,377 at December 31, 2020)	1,190	717
Accumulated other comprehensive loss	(172,055)	(173,164)
Retained earnings	981,220	932,271
Total shareholders' equity	810,355	759,824
Total liabilities and shareholders' equity	$2,399,389	$1,933,875

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Three Months Ended March 31,
	2021	2020
Net income	$69,712	$85,541
Depreciation and amortization	20,631	21,369
Cash pension and postretirement contributions	(2,577)	(2,557)
Working capital changes	(41,421)	(42,058)
Deferred income tax expense	2,455	3,379
Capital expenditures	(20,524)	(20,106)
Issuance of 2.70% senior notes	395,052	0
Debt issuance costs	(2,932)	(1,308)
Net borrowings under revolving credit facility	0	97,424
Repurchases of common stock	0	(79,473)
Dividends paid	(20,763)	(21,160)
All other	(2,400)	(6,786)
Increase in cash and cash equivalents	$397,233	$34,265

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

	Three Months Ended March 31,
	2021	2020
Net Income	$69,712	$85,541
Add:
Interest and financing expenses, net	6,343	7,104
Income tax expense	19,658	24,537
Depreciation and amortization	20,324	20,859
EBITDA	$116,037	$138,041